Exhibit 99.1

    FOR IMMEDIATE RELEASE

For further information, contact:
LeAnn Cain, Senior Marketing & PR Manager
304-769-1138
leann.cain@bankatcity.com

City National Bank honored by J.D. Power with customer satisfaction award for fourth time in five years

Charleston, W.Va.  (April 27, 2022) — City National Bank received the highest ranking in customer satisfaction in the North Central Region in the J.D. Power 2022 U.S. Retail Banking Satisfaction Study, claiming the top honor in its region for the fourth time in five years. City scored higher than all other banks in West Virginia, Kentucky, Ohio, Indiana and Michigan.
“Providing exceptional personal service is of utmost importance at City – in our branches, through our digital banking channels and in our call center,” said President and CEO Skip Hageboeck. “Hearing that our customers are satisfied with the service they receive is the most meaningful recognition we could hope for.”
Executive Vice President for Retail Tim Quinlan commended City’s employees, “Our employees truly care about their customers and strive to provide the best possible experience for every person who walks through our doors, calls in or reaches out outline. This award is a testament to the efforts of all City employees and their personal commitments to serving their neighbors.”
The U.S. Retail Banking Satisfaction Study, now in its 17th year, was redesigned for 2022. It measures satisfaction across seven factors (in order of importance): trust; people; account offerings; allowing customers to bank how and when they want; saving time and money; digital channels; and resolving problems or complaints.
In addition to ranking highest overall in its region, City also fared best in the factors of trust, people and account offerings.
The study is based on responses from 101,587 retail banking customers of the largest banks in the United States regarding their experiences with their retail bank. To view the full J.D. Power 2022 U.S. Retail Banking Satisfaction Study, visit https://www.jdpower.com/business/press-releases/2022-us-retail-banking-satisfaction-study.

About City National Bank
Headquartered in Charleston, W. Va., City National Bank operates 94 branches in West Virginia, Kentucky, Virginia and Ohio. With $6 billion in assets, City offers a variety of financial products and services for both consumer and business customers.

City National Bank ♦ An Affiliate of City Holding Company
25 Gatewater Road ♦ Cross Lanes, West Virginia 25313